Exhibit 16.1

December 10, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Pernix Group, Inc.’s Form 8-K dated December 10, 2013 and have the following comments:

We agree with the statement made in the first sentence of the first paragraph of Item 4.01. We have no basis to agree or disagree with the statement made in the second sentence of the same paragraph. We agree with the statements made in the second, third and fourth paragraphs of Item 4.01.

Very truly yours,

/s/ CohnReznick LLP